Exhibit 99.1
QUALITY SYSTEMS, INC., #4206115
FISCAL 2010 THIRD QUARTER RESULTS
January 28, 2010, 10:00 AM ET
Chairperson: Steven Plochocki

Operator:	Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Fiscal 2010 Third Quarter Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. If you’d like to withdraw your question, please press the star, followed by the two, and if you are using speaker equipment today, you will need to lift the handset before making your selection. This conference is being recorded today, Thursday, January 28th, 2010.

I would now like to turn the conference over to Mr. Steven Plochocki, CEO. Please go ahead, sir.

Steven Plochocki:	Thank you, Camille, and welcome to the Quality Systems Fiscal 2010 Third Quarter Earnings call. With me today are Paul Holt, our CFO; Phil Kaplan, our Chief Operating Officer; and Patrick Cline, our President.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company’s plans, products, perspective, and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory, or accounting requirements.

I’ll provide some opening comments and then turn it over to the team.

The Company posted record net revenues of 75 million in the third quarter, an increase of 14% from 65.5 million for the same period last year. The Company reported net income of 13.2 million in the third quarter, which remained unchanged from the comparable quarter last year. Fully diluted earnings per share were $0.46 in the quarter, which also remained unchanged when compared with $0.46 fully diluted earnings per share in the same quarter last year. For the third quarter, the Company’s NextGen Healthcare Information Systems Division posted record revenue of 70.6 million, up 15% from the same period a year ago, and operating income of 24.5 million, an increase of 8% versus the comparable period last year.

We are pleased with the results for the quarter, which represent our team’s ability to grow the business to record levels. Time and again, we have stated that the Company continues to make the necessary investments in its infrastructure to ensure that we remain in a state of preparedness as the stimulus plan takes effect during the next three years. We are well positioned to garner additional market share and fuel future growth as the healthcare industry shifts into an electronic-

based medical records platform. We will continue to capitalize on the significant business opportunities that lie ahead from the implementation of the American Recovery and Reinvestment Act.

As you know, when the stimulus bill was signed February 17th of last year, the regulations relative to meaningful use and certification were to be finalized by December 31st. As of today, the meaningful use standards are essentially done and are going through a comment period which will end March 15th. The certification process is still not available. We know that CCHIT, the accrediting body that accredits us, is going to apply for status as a government-recognized certifying body. Our view is that post-comment period for meaningful use and post-certification process finalization, we are hopeful that by the end of March into April, the uncertainties regarding these two regulations will be finalized and lifted, and by early summer, we’ll have clarity for the EMR buying market.

All that aside, we continue to see ever-growing numbers in web hits, leads, and pipeline expansion, which Phil will touch on in a moment. However, before I hand the ball off to Paul, we’ve asked our organization to prepare for the stimulus, with infrastructure investment and precise plans, at the same time, to use no-excuses approach to achieving our quantifiable goals and objectives. That requires surgical precision and execution. I’m very proud of our management team and all 1,400 of our employee associates for accepting and delivering on that challenge.

I now hand it off to Paul.

Paul Holt:	Thanks, Steve, and hello, everyone. Our systems sales this quarter grew 11% on a year-over-year basis to $27.7 million, while consolidated maintenance, revenue cycle management, EDI and other services revenue grew 17% to $47.3 million. An important driver of our service revenue growth was revenue cycle management. We’re seeing real traction in this space, with category revenue growing 40% on a year-over-year basis to $9.6 million.

Our consolidated gross profit margin came in at 62.2%, down from 64.7% a year ago. The decrease in our gross margin over last year was due primarily to the inclusion of revenue cycle management services at lower margins. Revenue cycle management services represented approximately 13% of our total revenue this quarter versus about 10% a year ago.

Our total SG&A expense increased by approximately $3.4 million to $22 million in this quarter compared to $18.6 million a year ago. The primary drivers of the increase were a $1.8 million increase in divisional SG&A, primarily from headcount increases expanding our sales, marketing, and operations teams, as well as a $0.6 million increase in related selling and marketing expenses. Additionally, there was a $1 million increase in corporate expenses, primarily headcount related but also tied to expanding our capabilities. SG&A expense as a percentage of revenue this quarter was up to 29.3% compared to 28.4% a year ago.

The Company’s effective income tax rate increased slightly to 37.2% compared to 35.8% in the prior year quarter. Effective tax rate in the prior year included a larger benefit from the R&D tax credit after this credit was reenacted during the prior year quarter.

Moving on to divisional performance, system sales in the NextGen Division increased 9% to $26.6 million compared to $24.4 million a year ago; and continued growth in NextGen’s base of installed users, as well as revenue cycle management, continued to drive higher maintenance EDI, RCM, and other revenue in that Division. Total maintenance EDI, revenue cycle and other revenues grew 19% over last year at $44 million versus $37.1 million a year ago. As I stated earlier, our RCM revenue grew 40% over last year and was an important contributor to revenue growth in this category.

We continue to be encouraged by our opportunities in revenue cycle and believe we are well positioned to succeed in this space. Our total contracted revenue not yet implemented is now up to $10.7 million annual run rate. We saw our gross margin tick up this quarter to 25.8% versus 22.9% in the prior quarter. Operating income in the NextGen Division was up 7.5% to $24.5 million compared to $22.8 million a year ago.

In our Dental Division, QSI Dental reported a year-over-year increase of 10%, reporting revenue of $4.4 million compared to $4 million a year ago. Operating income for the Division was 916,000; that’s down from 944,000 a year ago.

Moving on to our balance sheet, our total cash and marketable securities increased by approximately $3.7 million this quarter to $86.6 million, or $3.00 a share. That compares to $82.9 million or $2.88 a share at the beginning of the quarter.

Our DSOs, net of amounts included in accounts receivable and deferred revenue, declined from a year ago to 83 days this quarter. Our DSOs based on gross receivables declined by 16 days compared to the prior year quarter at 124 versus 140 a year ago. On a sequential basis, our gross DSOs remain flat. Our DSO drop versus last year was driven by both improvements in our core collections, as well as the effect of an increase in revenue cycle management revenue which generally turns over at a faster pace compared to other revenue streams. And our DSOs by division this quarter were 87 days for the QSI Division and 126 for the NextGen Division.

Deferred revenue grew to $56.1 million compared to $48.1 million at the start of our fiscal year and, again, the primary driver of this increase was deferred implementation revenue.

And finally, for those of you who are tracking, our non-cash expenses break down as follows: total amortization of capitalized software, 1,475,000; amortization of acquired intangibles, 377,000; depreciation expense, 919,000; stock option compensation expense, 129,000. And our investing activities for the quarter were as follows: 1,787,000 in capitalized software and fixed assets of 856,000.

I want to thank you all again for being on our call and your interest in our Company. I’m going to turn things over to our Chief Operating Officer, Phil Kaplan.

Philip Kaplan:	Thank you, Paul, and good morning, everybody. I’ll start with a few comments on format. As Steve said, I will deliver management’s prepared comments on the Company’s operations, taking over from Pat Cline and Donn Neufeld, and the C-level team, including Pat, will be available to answer questions at the end of my remarks. The format reflects the new management restructure we announced in November, in which Scott Decker was promoted to run NextGen and Pat was promoted to President of QSI, allowing him to intensify his ongoing focus on forming and building significant strategic relationships. In my comments, I will attempt to stay consistent with information our investors are used to receiving.

Let’s start with our QSI Dental unit. As with the last few quarters, we continued to have success in selling the QSI electronic dental record as an integrated solution with our NextGen EPM and EMR to federally-funded entities. We had eight new joint sales during the quarter, as represented by our most recent announcement of our integrated win in the Jordan Valley Community Health Center of Missouri. We also went live with our new dental Software-as-a-Service offering in Q3.

In Q3, QSI achieved its highest revenue in over two years as we continue to drive the unit back to a growth orientation under Donn Neufeld’s leadership. We added one salesperson in the quarter for a total of four. Our pipeline is approximately $6 million and the QSI pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

Continuing with our NextGen Healthcare Unit, in Q3 NextGen executed approximately 68 new agreements. We recently announced a significant implementation of 1,200 additional licenses with Trinity Health Network in Michigan, comprised of 44 acute care hospitals, 379 outpatient facilities, and 33 long-term care facilities. This implementation demonstrates NextGen’s ability to provide increasing value over time to the largest and most technologically visionary health systems. Our sales force now has 92 quota-bearing personnel, and client interest in NextGen continues to build, with the pipeline currently at approximately 113 million.

I will caution investors that we are now generating our pipeline statistic directly from our relatively new CRM system, so it may not be completely apples-to-apples with the last quarter but will be run in a consistent manner from this point forward.

With the escalating meaningful use standards that the government has outlined for medical providers, we’re focusing investment on client success with the NextGen EHR. At the same time, we’re preparing our Company to be an even more efficient platform for profitable growth, with an increasing recurring revenue component.

I’ll close, as Pat has historically, by thanking the great team at QSI and NextGen for continuing their work in providing solutions and improve the quality of care our clients provide to their patients.

We’re ready for questions, Operator.

Steven Plochocki:	Camille, we’ll take questions now.

Operator:	Thank you, sir. Ladies and gentlemen, if you would like to ask a question, please press star, one at this time. As a reminder, if you are using speaker equipment today, you will need to lift the handset before making your selection.

And our first question is from the line of Newton Juhng. Please go ahead.

Newton Juhng:	Thank you. You know, on the EDI services revenue, it only had a small sequential uptick this quarter and it was a little bit below my expectation. I was wondering if there was any seasonality aspect to that business that I should be made aware of, or whether, going forward, we can start seeing again some of the sequential increases that we were seeing in the past?

Paul Holt:	Hi, Newton, this is Paul. Yes, there is a small amount of seasonality that goes into that, similar to our implementation and training. When you get to that quarter during the holidays, sometimes some things slow down so, but we do expect to continue to see growth in that category going forward.

Newton Juhng:	Okay. And then, Paul, while I have you on the line here, the capitalized software costs, I just want to get an idea. Directionally, should we expect that number to kind of rise as we finish off fiscal 2010 and move into 2011?

Paul Holt:	Well, we have a lot of projects, very important projects, you know, to keep our software up front and make sure that we’re continuing to be a certified provider and that we’re meeting the meaningful use criterion. And so we certainly expect things to slow down in that area, although I know we really try not to be too specific about forward guidance.

Newton Juhng:	Yes, understandable, but your comments are helpful there. And then just lastly, the other income line item and I was just wondering, you know, in the past it was kind of ours [ph] related and I was wondering if you could tell me what that was referring to this quarter?

Paul Holt:	Other—yes, that’s ours. It’s a combination of interest income and some amount related to our auction rate securities. As you know, we have $8.1 million in auction rate securities that we expect to be cashed out on this summer as a result of an agreement that we have with the broker that we purchased those from.

Newton Juhng:	Gotcha. Okay. Well, thanks a lot and I’ll jump back in the queue.

Operator:	Thank you. And our next question is from the line of Michael Cherny. Please go ahead.

Michael Cherny:	So for the last couple of quarters, you guys have given a little bit of an update on the traction you’ve seen in the SaaS part of the business. Can you give us some color of the 68 orders, kind of what came from the SaaS perspective and what types of customers are looking to purchase that solution?

Philip Kaplan:	We haven’t seen a major uptick or major downtick in the SaaS—number of SaaS contracts. The interest in that model seems to be picking up but it isn’t yet reflected in a big revenue gain or a big contracting gain.

Michael Cherny:	Okay. And then just quickly, from my notes, it seemed like your sales reps number jumped pretty significantly. Is there anything specific to that or is that just part of your continued preparation ahead of the release of stimulus funds?

Steven Plochocki:	Yes. We’re continuing to build the sales force to take advantage of the market opportunities. We added a number of reps around the country, including some specialists that are focusing on our RCM growth, which allowed us to show the year-over-year gain that Paul mentioned. And if you remember, a few quarter ago we cited that, by the end of our fiscal year, which will be March 31st, we were hopeful to be at about 100 field reps or, as Phil likes to say, quota-bearing reps, and I think we’re on track for that.

Michael Cherny:	No, absolutely. Thanks for the color.

Operator:	Thank you. And our next question is from the line of George Hill. Please go ahead.

George Hill:	Hey, good morning, guys, and thanks for taking my question. Steve, it sounded like from your comments, it felt like you had good visibility to an inflection point occurring maybe later this summer with respect to stimulus-related sales. Could you put a little more color on your [inaudible]?

Steven Plochocki:	Yes, well other than what I stated, you know, we’re trying to follow this thing daily, as most are. We have two people in Washington D.C. to try to keep us as well informed as possible. Yes, we were initially a bit disappointed that things weren’t finalized by December 31st as was supposed to have been done according to law, but we are now hopeful that, if they can get through the comment period for meaningful use without too many changes and if the government can move quickly in terms of accepting several certifying bodies to move ahead to certify companies like us, that by late spring, early summer those areas of uncertainty that have been, you know, in overhang in our sector for going on a year now, those should be lifted by late spring, at the latest in our opinion, early summer.

George Hill:	Okay, then maybe just a little more granular, then. I guess, does your confidence in seeing an inflection point come from the expectation of the government finalizing meaningful use in the regulatory bodies? Or does it come from customer conversations where people are saying, once we have certainty here, we’re ready to move forward with plans?

Steven Plochocki:	Well, what’s happened in the past year, when the bill was signed, there was a lot of uncertainty. Over the course of the last year, many people have done their homework and taken a good, hard look at who are the companies that appear to be in the best position, and once they take a look at our Company, they see that we’ve been CCHIT-accredited. We’ve passed CCHIT certification on the first round every time. We have top of class, award-winning products. There’s been a critical mass of thinking that has pushed a lot of these mid to large group practices into a going-forward position. However, as we’ve always said, until all the barriers are removed, nobody’s going to know for sure what the real rate of adoption’s going to be. All that being said, web hits keep going up, leads keep going up, pipeline keeps going up, it’s still sited and we have a very, very strong profile in our pipeline for the quarter we’re in right now.

George Hill:	Okay. And just lastly, briefly, I guess this is one for Phil. With respect to the new management structure, I guess, can you explain how the new structure—maybe give some concrete examples of how that helps you guys execute, generate sales faster, deliver the revenue or earnings more profitably? Just because the Company seemed to be doing a great job before the change; I’m almost looking at it from the perspective of, if it ain’t broke, don’t fix it. Can you talk about concrete examples of what’s going to drive improvement?

Philip Kaplan:	I’ll talk probably generally, and I’m not sure how concrete you want, but I think, yes, the concept is, Steve came in a little bit over a year ago to position the Company for growth to significantly higher revenue levels and then, you know, Steve identified, obviously, the excellent performance that we’ve had from Pat over many years in growing NextGen and also wanted to bring in me as Chief Operating Officer to really focus on the internal dynamics of laying the ground systems for better integration across the Company and greater efficiency which you will see in quarters to come. We continue to invest heavily in R&D, the sales growth, as we’ve publicly commented, because of the opportunity that we believe is there in the market. And I had mentioned in my comments also that one of the things that Pat has done extremely successfully for us is drive large relationships and we want to be here really to back Pat up in those efforts.

And then also Scott, as the executive we promoted to be President of NextGen, is a very talented 20-year plus healthcare IT veteran, who literally spent the first six months of his time at the Company on the road making sales calls to large systems. So what you’re seeing is more senior executives which gives us more traction with larger accounts, and I’ll steal a quote from Steve, which is the strength of the wolf is in the pack, and we’ve got a very talented, deep team here.

George Hill:	Okay, I appreciate the color. Thanks, guys.

Operator:	Thank you. And our next question is from the line of Atif Rahim. Please go ahead.

Atif Rahim:	Hi, just sort of a follow-up on the prior question. Steve, your pipeline continues to grow and your revenue numbers are coming in pretty strong, but yet you seem to indicate that the lack of clarity around the meaningful use certification is an overhang. So is there any way you could quantify what percentage or, you know, what amount of deals you’re actually seeing that that’s actually an obstacle in, you know, due to lack of clarity around meaningful use?

Steven Plochocki:	Well I think the best way to characterize that, because we’re talking about an entire sector, an entire healthcare sector. It’s difficult to pinpoint. I think what we’ve seen going on four quarters now since the bill’s been signed, is that as people have become more comfortable — even though certification and meaningful use are not yet finalized — they are moving ahead. And the critical mass of those groups, after they’ve done four quarters’ worth of homework, is starting to dwarf those accounts or those doctors and practices that are still yet waiting for certainty. So it’s an evolutionary process. We don’t know what the rate of adoption will be post those issues. My belief is they’ll be greater than what we’re seeing now, and yet what we’re seeing now is very meaningful for us.

That’s the best way I can characterize it. I can’t be specific in what’s going on in every doctor’s head out there, but I will tell you that, as time passes, people get more comfortable. They see us as a company that’s clearly going to be able to meet those standards, and they know that the clock is ticking in terms of the stimulus dollars that they can gain by becoming electronic.

Atif Rahim:	Okay. And then the second—the quota-bearing salespeople that you added in the quarter, are they on track to execute at kind of the full quota for this year? Or are you starting them off a little bit [ph], just given some of the uncertainty that’s out there right now?

Philip Kaplan:	Yes, I think it’s hard to comment on specific reps, but what I can say is that we have a standard process that our sales team has developed, as they’ve been doing this for a long time, in which there’s a certain amount of forecast effort put in around a ramp period. We have a significant training program that lasts for months, and we try very hard to hire proven people with very good sales skills that they’ve demonstrated numerically in previous positions.

Atif Rahim:	Okay, got it. Thank you very much.

Steven Plochocki:	Thank you.

Operator:	Thank you. And our next question is from the line of Constantine Davides. Please go ahead.

Constantine Davides:	Yes, one follow-up to that earlier question on sales reps. Does that 92—I heard you mention something about revenue cycle. Does that include your revenue cycle sales reps?

Philip Kaplan:	It does. To the 92, just to be clear, are reps that carry a quota. That doesn’t include sales support or sales management. This is the people that have specific quotas within NextGen.

Constantine Davides:	So does this—is this an apples-to-apples number with the 72 from last quarter?

Philip Kaplan:	This is apples-to-apples with numbers you’re given.

Constantine Davides:	Okay. Okay.

Speaker:	The 92, Paul.

Paul Holt:	Yes.

Constantine Davides:	All right. And then I know you guys mentioned the Trinity contract. Just wondering if you can give us a sense for what the contribution in the quarter was from a revenue perspective, if that was meaningful at all.

Philip Kaplan:	We generally do not comment on specific timing and revenue size of deals. You know we announced that deal much more for showing other customers what we’re doing than for the street.

Constantine Davides:	Okay. And then, I guess, not to beat a dead horse but it sounds like your pipeline is improving pretty nicely. The economy’s not eroding at the pace it was, certainly last year, and meaningful use is all but behind you. So, you know, you’ve got a decent amount of recurring revenue here at levels comparable to your publicly-traded competitors. So just wondering if you guys feel like you’re going to be in a good position to give investors some sort of base-level guidance next quarter for the next fiscal year?

Steven Plochocki:	Well, the issue of guidance, as you know, we were looking to do that last year. It’s important for us as an organization to understand some basis of predictability and consistency, and to do that you need to have some kind of stabilization and run rate. We’re getting closer to that feel, but right now, it’s not reasonable to assume that we will do that but we’re not ruling that out right now. Because everything that you cited, Constantine, is correct. We are starting to move, we think, past the midway point of the uncertainty issues, and as a result of that, we’re starting to get more visibility in terms of our own closure cycle. If you remember, we talked about that quarters ago, where that visibility was lost because of the bill giving themselves from February 17th all the way until December 31st to finalize regs. So we have still not made a decision on that as of right now, but we are starting to see and have a little more visibility into what we like to call predictability and consistency.

Constantine Davides:	All right, Steve. Thank you.

Steven Plochocki:	Thank you.

Operator:	Thank you. And our next question is from the line of Jamie Stockton. Please go ahead.

Jamie Stockton:	Good morning. Thanks for taking my question.

Steven Plochocki:	Good morning.

Jamie Stockton:	I guess most of them surround what you’re doing to try to address the low end of the physician practice market, to try to penetrate those smaller practices. If you could talk about maybe, you know, are some of the new salespeople specifically targeted at the smaller practices, how your conversations have gone with the organizations that you think will be regional extension centers, and then whether or not you are able to expand your reseller channel at this point? I would appreciate that.

Steven Plochocki:	Pat, do you want to cover some of that?

Patrick Cline:	Sure. There was a lot to that question so, hopefully, you won’t mind there being a lot to my answer. Essentially, I think the global theme of your question was increased distribution, more specifically, the smaller practice market. And, yes, we are very active in discussions with many of the firms that we believe will be regional extension centers. There’s a meeting, in fact, going on tomorrow with one of them. Several of these entities have already received confidential notices that they have been or will be selected, or indicating that they will and asking them to begin their budgeting process and those types of things. Like our competitors, we’re trying to keep our ear to the railroad track, so to speak, and figure out which entities will become regional extension centers, and we’re trying to make arrangements with them. We’re also working on partnerships in other areas with other companies to increase distribution.

Finally, I’ll remind everyone that our broadening of our focus, as opposed to a shift of focus, into the small practice is something that we have been working on and have been committed to. We haven’t seen a material number of new sales reps in what we call ISRs, internal sales reps that focuses primarily on the low end, but we have added a few that focus on practices of up to five providers. So in the 92, or the increase to 92, you’d see an increase by a few.

Also remind everyone that a lot of the large deals that we do, and frankly large deals that our competitors do, wind up in small practices. So, for example, we might have a large order from, as an example, Siemens, who is a partner of ours, and Siemens turns around and puts out licenses to their hospitals, which turn around and put them out to primarily smaller medical practices. Our customer base pretty closely, therefore, reflects the demographic with respect to practice size.

Jamie Stockton:	Just a couple thoughts on that, if you don’t mind, Pat. One, with the regional extension centers, do you perceive most of them as looking to be exclusive with just a handful of EHR vendors?

Patrick Cline:	Yes. We feel that many of them will be exclusive with a handful of the vendors. Some of them have said three; some have said a little bit more than that. But we don’t believe that the regional extension centers will market and support and implement every system out there. There are literally hundreds of systems that call themselves electronic health records, let’s say.

Jamie Stockton:	And then the other question I had was, you guys have got the 2011 certification that—or I believe you have, CCHIT has put out there. Have you seen that make a difference at this point?

Patrick Cline:	Tough to quantify. Anecdotally, I would say that it’s something that our sales reps continue to use as they talk about our competitive advantages, but I think it’s best talked about in the context of, as Phil mentioned or I think as Steve mentioned, the fact that NextGen has certified in the first round every year, so prospective customers can feel comfortable that we’re leading the pack in that regard.

Jamie Stockton:	Okay, thank you.

Patrick Cline:	You’re welcome.

Operator:	Thank you. And our next question is from the line of Bret Jones. Please go ahead.

Bret Jones:	Thank you. Good morning, gentlemen. I wanted to follow up on the Trinity deal, and I know—I think Paul was the one who mentioned that the deal wasn’t announced for Wall Street, but since the deal is out there and has been announced, I was wondering if you could comment. It was my understanding that the deal was actually signed in September, so I was wondering if you could not give us the revenue amount but whether there was a contribution in the current quarter.

Philip Kaplan:	This is Phil. Actually I was the one that made the comment about Trinity and what we just don’t comment on timing of deals. What I will say is there was revenue contribution from Trinity during the quarter, though, because we also said in the press release that they were an existing customer. I think that’s particularly important because it shows that this is a very large and sophisticated, technologically-visionary, as I said, health system that had been using our products for a while and increased their investment in NextGen across their system.

Bret Jones:	Okay, well without just getting into Trinity, I guess, when we think about some of these enterprise deals, should we think of them as just phase deals or is the license revenue recognized generally at one point in time? Or I’ll use Trinity as an example, but any deal would suffice, would you break up those 1,200 licenses into segments generally?

Patrick Cline:	I would say that, typically, software revenue is recognized in the quarter that the deal is executed, however, there are many exceptions to that. Certain parts of that contract or revenue are not recognized, the most obvious one being implementation services which get recognized as they’re rendered and many things might affect that. It may be that extended payment terms cause the agreement to be booked more on a cash basis. It may be that software development commitments caused the agreement to be recognized using contract accounting or over the period that the software enhancements are delivered or, in some cases, when all of the enhancements are completed. But that’s one of the reasons we don’t get into exactly how much revenue we’re recognizing in what period because there is so much variability. But again, typically, the bulk of the software revenue is recognized in the quarter where the contract is executed.

Bret Jones:	All right, great. That’s very helpful. And, Pat, while I have you here, if I could just circle back on how you’re positioned for the low end of the market. You know, when I look at the competitors, they’ve had meaningful success in selling their SaaS model, and when I think about the market opportunity that’s out there, the vast majority of it is in the small doc practices which are where the interest in SaaS really seems to lie. Would it be fair to say that you guys aren’t aggressively pursuing the low end of the market? Or is there something else to attribute the lack of SaaS deals in your results versus, you know, the competitors that are out there?

Patrick Cline:	I don’t think it’d be fair to say that we’re not pursuing the market. Again, we have broadened our focus. And I also don’t think it would be fair to say that we haven’t been successful in that market. Quarter-in and quarter-out, we sell many systems in that small practice segment, and that’s one of the reasons that we’re adding sales reps in that segment. I can’t speak for our competitors but we still see quite an interest in the license model in that segment though, as I’ve stated in the past, we do see a trend, although I can’t tell you it’s been quarter-to-quarter in this particular quarter. The long-term trend is in increasing demand in our SaaS model.

Bret Jones:	Okay, I guess then—just as a last thing. Is there something within your customer base that would explain the difference between the percentages of SaaS deals versus the competitors?

Patrick Cline:	Well, as you know, our typical customer tends to be the larger enterprises, as was referenced previously. In the current quarter, the number of seven-figure transactions that are in our pipeline is at an all-time high and I think when you get up to that level of large, and in many cases, national purchasing entities, those entities have hosting relationships or their own data centers and they prefer to host rather than go through the ongoing expense that’s associated with the SaaS model for that size entity.

Bret Jones:	All right, great. Thank you very much.

Patrick Cline:	You’re welcome.

Operator:	Thank you. And our next question is from the line of Richard Close. Please go ahead.

Richard Close:	All right. Hey, Paul, I was wondering if you could comment a little bit. I know the Q will be coming out here shortly, but it is fair to assume your software revenue in the NextGen area was in and around that 20, 21 million?

Paul Holt:	Yes. NextGen has the bulk of our software. NextGen has the bulk of our systems sales.

Richard Close:	Okay. And then with respect to the gross margins on the revenue cycle side, you guys mentioned that they did uptick from, I guess, 22% or so up to the 25% level. Can you give a little bit of commentary in and around that in terms of what drove the sequential improvement on the rev cycle in the quarter?

Paul Holt:	Well, as we’ve mentioned, there’s a lot of startup sort of initial costs that we’re working through. There are some learning curve aspects to what we’re doing. We’re bringing some customers over from existing platforms, over to the NextGen platform, and you’ve got some operating efficiencies and you have some size leverage where we can leverage things as we grow, we expect to be able to achieve better margins. So that’s something that’s of keen interest here internally that we’re working on and we’re happy to see the results that we achieved and quite frankly, we’d still like to do much better than that. So we’re not going to say that we’re done.

Philip Kaplan:	So I’ll just add to Paul as well that this is early days for Quality Systems, in the RCM business. We’ve been in business for 35 years. We’ve been in the RCM business for less than two years with the acquisition of HSI. And we view the RCM businesses as a relatively lowly penetrated market with significant opportunity, so we’re making sure that we are positioned as one of the world-class leaders in the space and that takes a lot of time and a lot of effort from quite a few executives and employees that are supporting our efforts there. Specifically around the gross margin, it’s the investment of establishing a base that we can pick as much as possible over time so that we generate the maximum amount of variable contribution from incremental revenue that we’re driving through the sales team overall, and through RCM sales specialists that align within our sales team.

Richard Close:	Okay. And then final question here for me is, there’s been some other companies that had talked about recent deals in terms of the competitive takeaways. Maybe, Pat, if you could talk a little bit about that? You had mentioned the number of seven-figure deals in your pipeline being the largest in the Company’s history. Are any of those deals, would they be considered takeaways from someone else and maybe how are you guys doing? Are you retaining, I guess, your larger customers?

Patrick Cline:	To the first part of your question, yes, there are competitive takeaways in our pipeline. I’ll add that there were multiple competitive takeaways reflected in our numbers and in last quarter sales. And to the second part of your question, yes, we are doing a great job, we feel, at retaining our large customers.

Richard Close:	All right, thank you. Congratulations.

Patrick Cline:	Thank you.

Operator:	Thank you. And our next question is from the line of Greg Bolan. Please go ahead.

Eric Hebert:	Yes, hi. Good morning, guys. This is Eric in for Greg.

Steven Plochocki:	Morning. Hey, Eric.

Eric Hebert:	Hi. Steve, can you talk about and maybe describe discussions that you might be having with health systems that might be looking to touch non-employed physicians via subsidization of EHR purchases?

Paul Holt:	Yes, is this related around to whether or not hospital employed physicians are receiving stimulus money? Is that what this question is directed at?

Eric Hebert:	That’s correct.

Paul Holt:	Yes, now my understanding, and I think Pat and Steve may want to join in, that’s not a huge portion of the doctors that are out there. But, Pat, do you have any color on that?

Patrick Cline:	Well, I think the question may have come from a slightly different angle, correct me if I’m wrong. When we typically sell to these large regional or national entities, generally the initial sales go to their own—or employed, let’s say, physicians; and affiliated with each one of these entities can be hundreds or, in some cases, many thousands, in a case like the example that we used with Trinity, of physicians around the country. And these entities [unintelligible] partner with us to joint market to all of those community physicians, and we do have a formal program that we roll out with those entities to do so. That program includes special pricing and interface and interoperability considerations and implementation and support considerations and many of those things. And the interest in that program, and it’s a formal program we developed many quarters ago, has been phenomenal lately.

Eric Hebert:	Perfect, thank you. And then just one last question and I apologize if I missed this, but, Paul, did you call out the RCM backlog?

Paul Holt:	Yes, $10.7 million.

Eric Hebert:	Ten point seven. Got it. Thank you.

Steven Plochocki:	Thank you.

Operator:	Thank you. And our next question is from the line of Corey Tobin. Please go ahead.

Corey Tobin:	Hi, good morning.

Steven Plochocki:	Hi, Corey.

Corey Tobin:	Wanted to hit a couple of things. First, a housekeeping question. Do you have the stock comp breakout across the different expense line items?

Paul Holt:	We’ll have it in the Q which, as we usually do, we’ll have that filed here shortly.

Corey Tobin:	Gotcha. Okay. Two other things, if I could. Just looking at the rev cycle line, I know there’s a lot of gives and takes here, given the acquisitions and the ramp-up of implementation of new accounts and whatnot. But can we look at the $9.6 million booked this quarter as the baseline from which you should grow that line item going forward?

Paul Holt:	You’re—nine—where’s—what—where’s that 9 point? In the revenue number. You’re asking if that’s a baseline number?

Corey Tobin:	Right. Can we use that number as sort of the new baseline upon which that stream should grow going forward?

Paul Holt:	Yes. Yes. It’s the nice thing about the RCM business is that it’s extremely recurring in nature. I mean, you sign somebody up to perform those services for and that’s an ongoing revenue stream that you have.

Corey Tobin:	Right, okay. So—all right, that works. Great. And then finally last one, you mentioned a change in your CRM system and I know it’s tough to get a high degree of accuracy on this, but can you give us a feeling for, if there was an error in the manner, or I guess a change in which the new pipeline number is—if there was a change in how you come up with the new pipeline number with the new CRM system versus how you had it before, can you just give us a feeling for how big of, you know, the magnitude around the change would be? Because I say, if you said it might not be apples-to-apples and I guess I’m asking—

Speaker:	Yes.

Corey Tobin:	If it’s not apples-to-apples, can you just give us a feeling for how big the delta could be?

Philip Kaplan:	Yes, I wanted to put that caution out there because of the system change, and we don’t think that it would be a significant difference in methodology; fairly minimal but just something when we talked about it internally, I wanted to put that warning out there.

Corey Tobin:	Okay, great. Thank you.

Operator:	Thank you. And our next question is from the line of Fu Muma. Please go ahead.

Fu Muma:	Thanks, guys. My question has to go to the Trinity Health deal. I know you guys are not providing much detail in terms of the revenue recognition in the quarter, but can you at least talk to where you stand from an implementation track? I understand that it’s 1,200 positions across the deal and, if I’m correct, that approximately 400 of those positions were already implemented on your EMR solution prior to the extension of the deal. Could you just give us a little more detail around implementation?

Patrick Cline:	This is Pat and I think this is a relatively typical sale. When you’re rolling out that number of providers, it’s a multi-quarter if not multi-year type of rollout and I think that’s about as much detail as we’ll get into on that particular deal.

Fu Muma:	Okay. And if I look at the software margins in the quarter as somewhere closer to 88%, could you talk about what drove the increase from where that stood in the sequential quarter, in 2Q?

Paul Holt:	Yes, hardware is a very critical component. How much hardware do you have in that system sales line, because hardware has very low gross margins compared to software. So your mix of software versus hardware can have a huge impact on what you report in your gross margin line, and what that says is we had less hardware this quarter than we’ve had previously.

Fu Muma:	Okay. And my last question, I guess, would be towards the general preferences among customers. As you talk with them, what is their—or how would you gauge their level of awareness around the stimulus incentives and whether or not you see a change in conversation now that the proposed guidelines are published from HHR?

Steven Plochocki:	Well, Fu, as we have been saying, as time passes, everybody’s getting a little smarter and a little more tuned in to not only who are the right companies to go forward with but also in terms of their view and feel for which of those companies are going to be able to meet the standard. So, it’s hard to pinpoint it directly, but as I said before, as I’ve characterized before, we’re going on almost a year since the bill’s been signed. A lot of homework’s been done. Smart group practices have done enough homework to know that they should be moving ahead and they’re doing that, the result of our pipeline that Phil talked about and some of the very large deals in our pipeline that Pat cited just a minute ago. Are there other groups that are waiting for finalization? Absolutely. But they’re being dwarfed by the pipeline fill we’re getting from those groups that have essentially reached their comfort level to start moving ahead.

Fu Muma:	Okay. And I’m sorry, if I could just add one more. With respect to the way you do calculate the pipeline number now, can we expect at some point, an equivalent number for year ago quarter or the 2Q quarter for you guys?

Philip Kaplan:	We’re not going to retroactively talk about the pipeline. We’ll talk about at a point in time and the methodology will be consistent with the investment and upgrade we’ve made recently in our CRM system. It’s all very automated throughout the sales force.

Fu Muma:	Okay.

Steven Plochocki:	And just a little more color on that. For three quarters now, we’ve been talking about our web hits being up nearly 100%, our leads off of that over 100%. Phil cited the pipeline. Pat cited the depth of the pipeline. We don’t anticipate that trending anywhere but directionally up because we haven’t even started this whole stimulus move yet because the regs aren’t finalized. So we love the position we’re in, and we love the timing of the things we’re doing here in the Company to prepare for this stimulus.

Fu Muma:	Okay.

Steven Plochocki:	Thank you.

Fu Muma:	Thank you.

Steven Plochocki:	Operator, we’ll take one more question please.

Operator:	Okay. And our next question is from the line of Brian Delany. Please go ahead.

Brian Delany:	Hey, guys, thank you for taking the call. As it relates to the pipeline, can you guys just talk about what the margin profile of what’s getting put in the pipeline looks like relative to the current run rate? Like meaning what’s the overall environment look like—

Steven Plochocki:	The over—I’m sorry, the overall environment for margins? Brian, is that what you asked? I’m sorry, I think you got cut off and we missed the last part of your question.

Operator:	Sorry about that, sir. We are experiencing technical difficulties. If you could please queue up?

Paul Holt:	Yes, I believe the questioning is centered around how much hardware is in the pipeline numbers.

Steven Plochocki:	Okay.

Paul Holt:	I think at this point we’re not going to comment on that. It really would be difficult to try to get at that, so it’s not something we historically have commented on and I don’t think we’re going to start now.

Steven Plochocki:	I agree. Operator, due to that difficulty, we will take one more question if there are any more questions.

Operator:	Sir, there are currently no questions in the queue.

Steven Plochocki:	Okay, great. Well, again, we want to thank everyone for your support. As we have stated for the last three quarters, we’re extremely bullish on the prospects for the future. We like where we’re positioned in terms of the moves we’ve made internally. We like the fact that we’ve made the right investments, in our opinion, preparing for the stimulus. And we’re also very pleased with the fact that, along with the fact that we’re making these investments, we’ve still been able to use a no-excuses approach to delivering results. So it’s our hope and desire and clearly our task to continue to achieve in that manner, and we look forward to speaking to all of you in the future and thank you for participating today. Bye now.

Operator:	Ladies and gentlemen, this concludes the Fiscal 2010 Third Quarter Results Conference Call. If you’d like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030, with the passcode 4206115. ACT would like to thank you for your participation. You may now disconnect.
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